FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB REPORTS EPS OF $1.29 FOR Q3 2007,
FURTHER INCREASES FULL-YEAR 2007 EPS GUIDANCE,
AND ISSUES 2008 EPS GUIDANCE

AMSTERDAM (24 October 2007) - Core Laboratories N.V. (NYSE: "CLB") reported earnings of $1.29 per diluted share (EPS) for the third quarter of 2007, an increase of 55% over year-earlier third quarter totals and a 9% sequential quarterly increase over second quarter 2007 results. Net income for the quarter reached $31,514,000, an increase of 41% over last year's third quarter total, while year-over-year quarterly revenue increased 17% to $170,065,000. The third quarter of 2007 marks the tenth consecutive quarter in which Core has posted historical quarterly highs for revenue and the seventh consecutive quarter in which Core has posted historical quarterly highs for net income and earnings per diluted share.

Third quarter 2007 operating income reached an all-time quarterly record of $45,958,000, an increase of 36% over year-earlier results. Quarterly operating margins, defined as operating income divided by revenue for the quarter, reached an all-time high of 27%, an increase of 380 basis points over operating margins reported for the third quarter of 2006. Year-over-year quarterly incremental margins, defined as the change in operating income divided by the change in revenue, were 50% for the third quarter of 2007.

Core's quarterly results were due to record performances from its Reservoir Description and Production Enhancement segments. Reservoir Description services, bolstered by high demand for the Company's patented and proprietary reservoir fluids analyses, related to pressure, volume, and temperature (PVT) phase-behavior studies, crude-oil distillations, and petroleum product inspection and testing services, realized its highest year-over-year quarterly revenue growth rate in more than 10 years. The Production Enhancement segment posted higher year-over-year quarterly operating income, benefiting from the introduction of new products and services, such as the SuperHeroTM perforating charge and SpectraChemTM tracer services, both of which are being used to optimize completions and multi-staged simultaneous-fracture stimulations in North American natural gas resource plays. Reservoir Management operations continued to expand multidisciplinary engineering, petrophysical, geomechanical, and geological studies in North America and international regions.

For the first nine months of 2007, Core's revenue increased 17% to $494,181,000; net income increased 49% to $85,579,000; and EPS increased 66% to $3.51, in each case compared with the first three quarters of 2006. Operating income increased 44% to $124,578,000 for the first three quarters of 2007, compared with nine-month totals from 2006, while operating margins increased approximately 470 basis points to 25%. Year-over-year incremental margins for the first three quarters of 2007 were 53%.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations posted all-time quarterly records for revenue, operating income, and operating margins during the third quarter of 2007. Revenue for the quarter was $97,476,000, an increase of 20% over year-earlier totals and the highest revenue growth rate for the segment since the second quarter of 1997. Operating income reached $26,108,000, while year-over-year quarterly operating margins expanded over 500 basis points to 27%. Year-over-year quarterly incremental operating margins were 52%, and the sequential quarterly incremental operating margins exceeded 100%.

"Core Lab is providing the cutting-edge reservoir fluids phase-behavior data sets that oil companies need to accurately determine in-place volumes and perform recovery factor calculations," said Vice President Ted Griffin. "Worldwide, we believe we have the ability to characterize heavy, black, and light crude oils, near-critical fluids, and gas condensates and to generate the accurate and precise data sets needed to optimize reservoir performance."

Demand for Core's Reservoir Description services, many of which are proprietary and patented, has never been greater. This is especially the case for services used to characterize reservoir fluids, which include natural gas, crude oil and its derived products, and formation waters. Results from Core's PVT phase-behavior studies play a key role in the design and optimization of production and production enhancement strategies, as well as in the design of surface production facilities needed for efficient reservoir management. Crude-oil distillations are used to determine the most cost-effective fractionation and yield of derived petroleum products, such as distillates, gasoline, and diesel fuels. Proper testing and inspection of crude oils and their derived products ensures that oil companies can maximize cash flow from their crude oil and their product purchases and sales.

Core also has developed a new series of services to meet growing demand for characterization, inspection, testing, and blending of biodiesel and ethanol with traditional hydrocarbon-based fuels. "Accurate and precise reservoir fluid data sets are of critical importance to oil companies trying to maximize cash flow from both their upstream and downstream operations," said Jan Heinsbroek, Core Vice President. "We continue to add new services and efficiencies that we believe have produced accelerated revenue growth and expanded operating margins. The demand for alternative fuels is growing, and Core Lab is positioning itself to benefit from servicing these new markets."

Production Enhancement

Production Enhancement operations posted an all-time quarterly record for revenue at $61,998,000, up 12% from year-earlier totals, while operating income increased 26% to $17,426,000. Operating margins for the quarter were 28%, while year-over-year quarterly incremental operating margins were 52%.

The significant increase in third quarter profitability for Production Enhancement services was due in part to increased market acceptance of, and penetration by, Core's SuperHERO perforating charges, which are being used to maximize natural gas flow from new wells being drilled in the Barnett Shale. SuperHERO charges continue to meet Core's highest engineering design expectations by achieving exceptional formation penetration and producing minimal perforating debris. Deeper perforation tunnels with limited debris create greater communication from the natural gas-producing formation to the wellbore for maximized hydrocarbon flow. In addition, the deeper and cleaner perforation tunnels are reducing the formation breakdown pressure required for fracture stimulation, enabling superior multi-staged fracs. Also in Barnett Shale completions, Core's SpectraChem tracer services are proving effective in optimizing fracture system clean-up. The SpectraChem data are being used to minimize the amounts of fracturing fluids, such as gels and slick-waters, that remain in the reservoir and can block hydrocarbon flow to the wellbore.

In addition, analyses of SpectraChem tracer data sets are providing information about the effectiveness of multi-staged simultaneous fracture jobs being used to stimulate two or more adjacent Barnett wells concurrently. These multi-staged simul-fracs increase the fracture intensity within the Barnett, expanding the surface area of the shale that can freely flow natural gas into the fracture system. Core believes that multi-staged simul-fracs, that will utilize SuperHERO and HEROTM perforating technology along with SpectraScanTM and SpectraChem tracer services, can be effectively employed in North American tight gas sands as well as lower permeability hard rock reservoirs in north and west Africa, the Middle East and Asia-Pacific regions.

Reservoir Management

The Reservoir Management segment reported third quarter 2007 revenue and operating income of $10,591,000 and $2,357,000, respectively. Year-over-year quarterly revenue increased 14%, while operating income increased 13%. Quarterly operating margins were 22%.

A total of 52 companies now participate in Core Laboratories' industry-leading gas-shale study, Reservoir Characterization and Production Properties of Gas Shales. Each participant company must provide several cored intervals from gas-shale reservoirs from which Core Lab generates analytical data sets used to optimize gas-shale developments. The Company anticipates that over eight miles of shale core will be characterized in the study. Gas-shale reservoirs being characterized include the Barnett, Woodford, Caney, Fayetteville, Bakken, Mowry, Lewis, New Albany, and Wilrich, among others. Data sets and recommendations now available from the study are being used by the operating companies to optimize drilling, completion, and stimulation programs in gas-shale reservoirs throughout North America.

"Our North American Gas Shale Project reached a milestone this quarter when four new companies became members. This brings participation to 52 companies, ranging from majors to very small independents, and it is the largest study of its kind in the upstream oil and gas sector," said Core Vice President Randy Miller. "The participating companies are realizing the value of an integrated project that focuses on the geological, petrophysical, stimulation, and production properties of these challenging reservoirs. Many of our international clients are also expressing a keen interest in the project because gas shale reservoirs are being considered in Europe, India, South America, Australia, and China. The project will lead us to an expansion in the international arena with many more participants."

Share Repurchase Program

Core continued its Share Repurchase Program during the third quarter, purchasing approximately 485,000 common shares in the open market for a total of over $52,000,000. The repurchased shares equaled approximately 2.0% of Core's current outstanding share total.

From the inception of the Share Repurchase Program in October 2002, Core has repurchased over 14,600,000 shares at an average share price of approximately $37.00. Core has invested approximately $540,000,000 in its Share Repurchase Program and has bought back more than 40% of its outstanding shares. The Company has shareholder authorization to repurchase another 1,734,000 shares through October 2008.

Due to the continued increase in the Company's share price, Core increased its diluted share count during the third quarter as a result of its outstanding $300 Million Senior Exchangeable Note (the "Note"). Core's average share price for the quarter was approximately $109.00, which exceeded the Note's conversion strike price of $94.76. Therefore, a proportionate number of shares was added to the diluted share total in anticipation of settlement of the Note, which matures in 2011. Core added approximately 418,000 shares to its third quarter diluted share count, all of which were offset by shares purchased under the Company's continuing Share Repurchase Program. No new shares were actually issued by Core in the quarter, and the actual issuance of any new shares related to the Note will not occur until the Note's settlement.

"Even though Core Lab's share price has increased in 17 of the last 18 quarters, we still believe that our Share Repurchase Program is a good investment of our cash," said Executive Vice President and CFO Richard L. Bergmark. "We will continue to use Core's cash flow to build greater shareholder value by repurchasing shares, funding the Company's capital expenditure program, and making strategic acquisitions of related technologies, where appropriate. Core intends to allocate cash to these activities in a manner that will yield the highest overall return to its shareholders."

During the third quarter, Core received a prepayment of $13,500,000 for the sale of a building in Moscow. The sale ultimately closed in October 2007. The Company is in the process of moving its administrative and operational offices to a building better suited for its current operating activities in Russia. Core will record a one-time, nonrecurring, pre-tax gain of approximately $10,200,000 in the fourth quarter of 2007.

In the third quarter, Core also acquired all of the outstanding shares and associated real estate of Temco, Inc, a Tulsa-based core analyses and reservoir fluids instrument manufacturing business with annual sales of approximately $5,000,000. This addition to Core's Reservoir Description segment will enable the Company to expand manufacturing of patented and proprietary instrumentation for its own laboratories and to manufacture its own proprietary ultra-high pressure reservoir fluids instrumentation for worldwide deepwater field developments.

Earnings Guidance - Fourth Quarter 2007 and Full Year 2008

For the fourth quarter of 2007, Core expects revenues between $173,000,000 and $178,000,000, up approximately 15% from year-earlier totals. Operating income is expected to range between $47,400,000 and $48,800,000. Assuming an effective quarterly tax rate of 31%, earnings per diluted share from operations, excluding gains and losses from non-operating events such as the sale of the Moscow building, are expected to be between $1.30 and $1.34. This fourth quarter guidance increases full-year 2007 EPS guidance to between $4.81 and $4.85, up from previous full-year 2007 EPS guidance of $4.60 to $4.75. Core estimates that its diluted share count will average 24,800,000 for the fourth quarter. At the midpoints for fourth quarter revenue and EPS guidance, Core would expect year-over-year quarterly incremental operating margins to be approximately 47%.

For the full year 2008, Core believes that the increase in the rate of spending by its clients for production and production enhancement projects may be 7% to 9% greater in 2008 than in 2007. Consequently, the Company expects revenue between $737,000,000 and $757,000,000, an increase of 10% to 13% over 2007 totals, or about 300 to 400 basis points higher than the oil companies' expected increase in their capital spending. The Company expects full-year EPS between $5.75 and $6.00, an increase of up to 24% over year-earlier totals. Core anticipates year-over-year incremental margins of up to 50%, which is consistent with recently reported incremental margins in 2007. Capital expenditures are expected to be about $22,000,000, which should approximate expected depreciation and amortization for 2008.

As has been the case for 10 of the last 12 years, the Company expects normal seasonal effects to produce relatively flat sequential quarterly revenue as Core transitions from the fourth quarter of 2007 to the first quarter of 2008. Core expects flat to slightly higher sequential quarterly EPS. Therefore, for the first quarter of 2008, Core expects revenues of approximately $175,000,000 to $180,000,000 and earnings per diluted share between $1.34 to $1.36, an increase of approximately 30% over first quarter 2007 earnings per share. At the mid-points of revenue and EPS guidance, Core would expect year-over-year first quarter incremental margins of approximately 50%.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 25 October 2007. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2006 Form 10-K filed on 20 February 2007, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(UNAUDITED)
	Three Months Ended		Nine Months Ended
	30 September 2007	30 September 2006	30 September 2007	30 September 2006

REVENUES	$ 170,065	$ 145,526	$ 494,181	$ 422,878

OPERATING EXPENSES:
Costs of services and sales	112,547	100,522	333,145	300,865
General and administrative expenses	7,039	6,250	24,798	25,458
Depreciation and amortization	5,035	4,517	14,510	12,729
Other expense (income), net	(514)	447	(2,850)	(2,969)

OPERATING INCOME	45,958	33,790	124,578	86,795
Interest expense	614	1,930	1,881	4,785

INCOME BEFORE INCOME TAX EXPENSE	45,344	31,860	122,697	82,010
Income tax expense	13,830	9,476	37,118	24,521
NET INCOME	$ 31,514	$ 22,384	$ 85,579	$ 57,489

Diluted Earnings Per Share:	$ 1.29	$ 0.83	$ 3.51	$ 2.11

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	24,377	26,951	24,371	27,304

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 97,476	$ 81,090	$ 274,437	$ 232,436
Production Enhancement	61,998	55,113	181,566	162,826
Reservoir Management	10,591	9,323	38,178	27,616
Total	$ 170,065	$ 145,526	$ 494,181	$ 422,878

Operating income (loss):
Reservoir Description	$ 26,108	$ 17,646	$ 64,307	$ 41,098
Production Enhancement	17,426	13,841	49,678	39,434
Reservoir Management	2,357	2,086	10,171	6,658
Subtotal	45,891	33,573	124,156	87,190
Corporate and other	67	217	422	(395)
Total	$ 45,958	$ 33,790	$ 124,578	$ 86,795

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (amounts in thousands)

ASSETS:	30 September 2007	31 December 2006
	(Unaudited)
Cash and Cash Equivalents	$ 42,168	$ 54,223
Accounts Receivable, net	138,882	112,055
Inventories, net	30,273	30,199
Other Current Assets	34,268	29,075
Total Current Assets	245,591	225,552

Property, Plant and Equipment, net	88,863	87,734
Intangibles, Goodwill and Other Long Term Assets, net	199,892	187,929
Total Assets	$ 534,346	$ 501,215

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 45,598	$ 37,460
Other Current Liabilities	69,359	51,460
Total Current Liabilities	114,957	88,920

Long-Term Debt and Lease Obligations	300,001	300,002
Other Long-Term Liabilities	50,928	40,457
Shareholders' Equity	68,460	71,836
Total Liabilities and Shareholders' Equity	$ 534,346	$ 501,215

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
 (amounts in thousands)
(Unaudited)

Nine Months Ended
30 September 2007

CASH FLOWS FROM OPERATING ACTIVITIES	$ 87,815

CASH FLOWS FROM INVESTING ACTIVITIES	$ (7,785)

CASH FLOWS FROM FINANCING ACTIVITIES	$ (92,085)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(12,055)
CASH AND CASH EQUIVALENTS, beginning of period	54,223
CASH AND CASH EQUIVALENTS, end of period	$ 42,168

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